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                                                                      EXHIBIT 21

           LIST OF SUBSIDIARIES OF CONDOR TECHNOLOGY SOLUTIONS, INC.

Management Support Technology Corp.
Computer Hardware Maintenance Company, Inc.
Federal Computer Corporation
Corporate Access, Inc.
Interactive Software Systems Incorporated
U.S. Communications, Inc.
InVenture Group, Inc.
MIS Technologies, Inc.
Decision Support Technology, Inc.

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